Exhibit 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421, x8262	(310) 208-2550

CERADYNE, INC. REPORTS UNAUDITED PRELIMINARY

FOURTH-QUARTER, 12-MONTH 2006 RESULTS

Sales, New Orders and Backlog Hit Record Levels for Quarter, Year

Costa Mesa, Calif. – January 9, 2007 – Ceradyne, Inc. (Nasdaq:CRDN) today announced unaudited preliminary results for the fourth quarter and year ended December 31, 2006.

Fourth-quarter sales of approximately $178 million were a record, representing a 56% increase from $114 million in the fourth quarter of 2005. New orders of $314 million, also a quarterly record, rose 56% from $201 million in the fourth quarter of 2005.

For the year ended December 31, 2006, sales reached a record of approximately $663 million, 80% higher than the $368 million reported in 2005. Total new orders for the year also hit a record of approximately $730 million, a 64% increase from $444 million in 2005.

Backlog at the end of 2006 was a record of approximately $344 million, an increase of 25% over year-end 2005 backlog of $276 million.

For the full year 2006, the book-to-bill ratio was 1.1.

Management believes that the 2006 earnings-per-share results will be at the upper end of the guidance range of $4.45 to $4.55 per diluted share provided in the Ceradyne teleconference on November 1, 2006.

Final results, including earnings for the fourth quarter and year ended December 31, 2006, will be released in late February 2007.

Joel Moskowitz, Ceradyne chief executive officer, commented, “We are particularly pleased with the surge in orders and backlog which provides good visibility for 2007. Our positive operating performance as it relates to lightweight ceramic body armor is responsible, to a large degree, for the record preliminary results reported today. Our strategy continues to focus on meeting the government’s requirements for lightweight ceramic body armor, while proactively seeking to diversify our product lines.

“We anticipate that 2007 will see progress in areas such as military vehicular armor, new markets and new facilities, such as our nuclear waste containment plant in Chicoutimi, Quebec, Canada, our photovoltaic solar cell crucible factory being built in Tianjin, China, and other industrial and consumer products and markets. We also intend to utilize our strong balance sheet as we seek appropriate acquisitions.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2005 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.

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